Exhibit d.1

Depositary and Information Agent Agreement

Between

Delaware Investments Dividend and Income Fund, Inc.

and

Computershare Trust Company, N.A., Computershare Inc.

and

Georgeson LLC

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This Depositary and Information Agent Agreement is entered into as of this ____ day of _______, 20___ by and between Delaware Investments Dividend and Income Fund, Inc., a corporation organized and existing under the laws of the State of Maryland (the “Purchaser”), Computershare Inc. (“Computershare”) a Delaware corporation and its fully owned subsidiary Computershare Trust Company, N.A., a national banking association (the “Trust Company” and together with Computershare, the “Agent”) and, for purposes of the services provided under Article II hereof, Georgeson LLC, a Delaware limited liability company (”Georgeson”).

ARTICLE I – DEPOSITARY SERVICES

1. APPOINTMENT

1.1 The Purchaser is offering to purchase up to 5% or 404,640 shares of its Common Stock, $ 0.01 par value (the “Shares”), in cash, upon the terms and conditions set forth in its Offer to Purchase dated June 1, 2017 (the “Offer to Purchase”) and in the letter of transmittal in a form acceptable to both parties (the “Letter of Transmittal”), which together, as they may be amended from time to time, constitute the “Offer”. Purchaser hereby appoints Agent to act as depositary and information agent in connection with the Offer and Agent hereby accepts such appointment in accordance with and subject to the terms and conditions set forth in this Agreement.

1.2 The “Expiration Date” for the Offer shall be 11:59 p.m. New York time, on June 29, 2017, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by the Purchaser from time to time, shall expire. Capitalized terms used but not defined herein shall have the same meanings as in the Offer.

1.3 Promptly after the date hereof, the Purchaser will furnish Agent as depository, with a certified list, in a format acceptable to Agent, of holders of Shares of record at the Effective Time, including each such holder’s name, address, taxpayer identification number (“TIN”), Share amount with applicable tax lot detail (see Exhibit “B” for additional direction), any certificate detail or indication of accounts holding shares through the Direct Registration System (“Book Entry Shares”) and information regarding any applicable account stops or blocks (the “Record Stockholders List”).

1.4 No later than the earlier of (i) forty-five (45) days after the Expiration Date or (ii) January 15 of the year following the year in which the Expiration Date occurs, the Purchaser will deliver to Agent as depository written direction on the adjustment of cost basis for covered securities that arise from or are affected by this Offer in accordance with current Internal Revenue Service regulations and as set forth in the Tax Instruction/Cost Basis Information Letter attached hereto as Exhibit A.

2. TENDER OF SHARES

Agent, in its capacity as depositary, will receive tenders of shares. Subject to the terms and conditions of this Agreement, Agent is authorized to accept such tenders of shares in accordance with the Offer, and to act in accordance with the following instructions:

2.1 Shares shall be considered validly tendered to Agent only if:

(a)	Agent receives prior to the Expiration Date, (i) certificates for such Shares (or a Confirmation (as defined in Section 2.2 (a) below) relating to such Shares), if applicable, (ii) a properly completed and duly executed Letter of Transmittal or an Agent’s Message (as defined in paragraph (b) below) relating thereto, and (iii) if applicable, a final determination by the Purchaser of the adequacy of the items received, in accordance with Section 6 hereof; or

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(b)	Agent receives (i) a Notice of Guaranteed Delivery (as defined in Section 2.2(b) below) relating to such Shares prior to the Expiration Date, (ii) certificates for such Shares (or a Confirmation relating to such Shares), if applicable, and either a properly completed and duly executed Letter of Transmittal or an Agent’s Message relating thereto, prior to the end of the [third] trading day on the New York Stock Exchange after the Expiration Date, and (iii) if applicable, a final determination by the Purchaser of the adequacy of the items received, in accordance with Section 6 hereof.

2.2 For the purpose of this Agreement:

(a)	a “Confirmation” shall be a confirmation of book-entry transfer of Shares into an Agent account at The Depository Trust Company (the “Book-Entry Transfer Facility”) to be established and maintained by Agent in accordance with Section 3 hereof;

(b)	a “Notice of Guaranteed Delivery” shall be a notice of guaranteed delivery in the form agreed upon by the parties hereto or, if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of such Book-Entry Transfer Facility and Agent; provided, however, that if such notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that such Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf such notice is given that such participant has received and agrees to be bound by the form of such notice; and an “Agent's Message” shall be a message transmitted through electronic means by a Book-Entry Transfer Facility, in accordance with the normal procedures of such Book-Entry Transfer Facility and Agent, to and received by Agent and forming part of a Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Purchaser may enforce such agreement against such participant. The term Agent's Message shall also include any hard copy printout evidencing such message generated by a computer terminal maintained at Agent's office.

(c)	Purchaser acknowledges that in connection with the Offer, Agent may enter into agreements or arrangements with a Book-Entry Transfer Facility which, among other things, provide that (i) delivery of an Agent's Message will satisfy the terms of the Offer with respect to the Letter of Transmittal, (ii) such agreements or arrangements are enforceable against the Purchaser by such Book-Entry Transfer Facility or participants therein and (iii) Agent, as depositary, is authorized to enter into such agreements or arrangements on behalf of the Purchaser. Without limiting any other provision of this Agreement, Agent is expressly authorized to enter into any such agreements or arrangements on behalf of the Purchaser and to make any necessary representations or warranties in connection thereunder, and any such agreement or arrangement shall be enforceable against the Purchaser.

3. BOOK-ENTRY ACCOUNT

Agent shall take steps to establish and, subject to such establishment, maintain an account at each Book-Entry Transfer Facility for book-entry transfers of Shares, as set forth in the Letter of Transmittal and Offer to Purchase. Agent shall maintain the Book Entry account until all shares tendered pursuant to the Offer shall have been subject to payment or returned.

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4. PROCEDURE FOR DISCREPANCIES

Agent shall follow its regular procedures to attempt to reconcile any discrepancies between the number of Shares that any Letter of Transmittal may indicate are owned by a tendering stockholder and the number that the Record Stockholders List indicates such stockholder owned. In any instance where Agent cannot reconcile such discrepancies by following such procedures, Agent will consult with the Purchaser for instructions as to the number of Shares, if any; Agent is authorized to accept as validly tendered. In the absence of such instructions, Agent is authorized not to accept any such Shares and will return to the tendering stockholder (at Agent’s option by either first class mail under a blanket surety bond or insurance protecting Agent, the Purchaser from losses or liabilities arising out of the non-receipt or non-delivery of such Shares or by registered mail insured separately for the value of such Shares) to such stockholder’s address as set forth in the Letter of Transmittal any such Shares, the related Letter of Transmittal and any other documents received with such Shares.

5. LOST CERTIFICATES. If any holder of Shares as of the as of the date the Offer became effective reports to Agent that his or her failure to surrender a certificate representing any Shares registered in his or her name at the Effective Time according to the Record Stockholders List is due to the theft, loss or destruction of such certificate, upon Agent’s receipt from such stockholder of (a) an affidavit of such theft, loss or destruction, (b) a bond of indemnity in form and substance satisfactory to Agent, and (c) payment of all applicable fees, Agent will make payment of the consideration to the former stockholder as though the certificate for Shares had been surrendered. Agent may charge holders an administrative fee for processing payment with respect to Shares represented by lost certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates in a single account. Holders of Shares may obtain a bond of indemnity from a surety company of their choice, provided the surety company satisfies the Agent’s minimum requirements.

6. PROCEDURE FOR DEFICIENT ITEMS

6.1 Agent shall examine any certificate representing Shares, Letter of Transmittal, Notice of Guaranteed Delivery, Agent’s Message and any other document required by the Letter of Transmittal that is received by Agent as depositary to determine whether any tender may be defective. In the event Agent concludes that any Letter of Transmittal, Notice of Guaranteed Delivery, Agent’s Message or other document has been improperly completed, executed or transmitted, any certificate representing Shares is not in proper form for transfer or some other irregularity in connection with the tender of Shares exists, Agent is authorized, subject to 6.2 below, to advise the tendering stockholder or transmitting Book-Entry Transfer Facility, as the case may be, of the existence of the irregularity. Agent is not authorized to accept any tender that is not made in accordance with the terms and conditions set forth in the Offer, or any other tender which Agent deems to be defective, unless Agent shall have received from the Purchaser the applicable Letter of Transmittal (or if the tender was made by means of a Confirmation containing an Agent’s Message, a written notice), duly dated and signed by an authorized officer of the Purchaser, indicating that any defect or irregularity in such tender has been cured or waived and that such tender has been accepted by the Purchaser.

6.2 Promptly upon concluding that any tender is defective, Agent shall use reasonable efforts in accordance with Agent’s regular procedures to notify the person tendering such Shares, or Book-Entry Transfer Facility transmitting the Agent's Message, as the case may be, of such determination and, when necessary, return the subject Shares to such person in the manner described in Section 9 hereof. The Purchaser shall have full discretion to determine whether any tender is complete and proper and shall have the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form and to determine whether the acceptance of or payment for such tenders may, in the opinion of counsel for the Purchaser, be unlawful; it being specifically agreed that Agent shall have neither discretion nor responsibility with respect to these determinations. To the extent permitted by applicable law, the Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. The interpretation by the Purchaser of the terms and conditions of the Offer to Purchase, the Letter of Transmittal and the instructions thereto, a Notice of Guaranteed Delivery or an Agent's Message (including without limitation the determination of whether any tender is complete and proper) shall be final and binding.

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6.3 If less than all of the Shares validly tendered pursuant to the Offer are to be accepted because the Offer is oversubscribed by the Expiration Date, the Purchaser shall provide Agent with instructions regarding proration as soon as practicable. Agent shall maintain accurate records as to all Shares tendered prior to or on the Expiration Date.

7. REPORT OF TENDER ACTIVITY

7.1. Agent shall forward up to 10 reports of tender activity, by email, beginning 2 weeks prior to the initial expiration date, to each of the parties named below as to the following information, based upon a preliminary review as of the close of business on the preceding business day: (i) the number of Shares tendered; (ii) the number of Shares tended represented by certificates physically held by Agent; (iii) the number of Shares represented by Notices of Guaranteed Delivery; (iv) the number of Shares withdrawn; and (v) the cumulative totals of Shares in categories (i) through (iv) above. At the expiration of the offer Agent shall provide a master list of Shares elected, including a complete list of the electing stockholders.

(a)	Michael Dresnin, Esq., Macquarie Investment Management – Legal Department, Michael.dresnin@macquarie.com, 215-255-1511

(b)	Earthen Johnson, Esq., Macquarie Investment Management – Legal Department, Earthen.johnson@macquarie.com, 215-255-1103

(c)	Victoria Lepore, Macquarie Investment Management – T/A Systems Control, Victoria.lepore@macquarie.com, 215-255-1068

(d)	Adam Deitz, Macquarie Investment Management – T/A Systems Control, adam.deitz@macquarie.com, 215-255-8860

(e)	Dan Geatens, Treasurer, Daniel.geatens@macquarie.com, 215-255-1664

(f)	Carleen Michalski, Macquarie Investment Management – Product Management, carleen.michalski@macquarie.com, 215-255-1263

7.2. Agent may furnish to the Purchaser, upon reasonable request, ad hoc reports. Fees for such reports, will be as set forth on the Schedule of Fees attached hereto as Exhibit D. At the expiration of the Offer Agent shall provide a master list of Shares tendered, including a complete list of the tendering stockholders.

8. NOTICE OF WITHDRAWAL

Agent will return to any person tendering Shares, in the manner described in Section 9 hereof, any Shares tendered by such person but duly withdrawn pursuant to the Offer to Purchase. To be effective, Agent must receive a written notice of withdrawal at its address as set forth on the back page of the Offer to Purchase, within the time period specified for withdrawal in the Offer to Purchase or other method mutually agreed to by Purchaser and Agent. Any notice of withdrawal must specify the name of the registered holder of the Shares to be withdrawn, the number of Shares to be withdrawn and, if such Shares are represented by a physical certificate, the number of such certificate. Agent is authorized and directed to examine any notice of withdrawal to determine whether it believes any such notice may be defective. In the event Agent concludes that any such notice is defective it shall, after consultation with and on the instructions of the Purchaser, use reasonable efforts in accordance with its regular procedures to notify the person delivering such notice of such determination. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, whose determination shall be final and binding. Any Shares withdrawn in accordance with the procedures set forth in this section shall no longer be considered to be properly tendered unless such Shares are re-tendered prior to the Expiration Date in accordance with Section 2 hereof.

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9. RETURN OF SHARES

If, pursuant to the terms and conditions of the Offer, the Purchaser has notified Agent that it does not accept certain of the Shares tendered or purported to be tendered or a stockholder has withdrawn any tendered Shares, the Purchaser instructs the Agent to promptly return tendered certificated Shares, by canceling all such certificated Shares and issuing an equal number of book-entry Shares in Direct Registration System to each tendering holder and mail a transaction advice reflecting such to each holder, together with any other documents received, to the person who deposited the same. Any transaction advice for such Shares and other documents shall be delivered by Agent, at its option, by:

a)	first class mail under a blanket surety bond or insurance protecting Agent and the Purchaser from losses or liabilities arising out of the non-receipt or non-delivery of such Shares; or

b)	registered mail insured separately for the value of such Shares. If any such Shares were tendered or purported to be tendered by means of a Confirmation containing an Agent's Message, Agent shall notify the Book-Entry Transfer Facility that transmitted such Confirmation of the Purchaser’s decision not to accept the Shares.

10. AMENDMENT/EXTENSION OF OFFER

Any amendment to or extension of the Offer, as the Purchaser shall from time to time determine, shall be effective upon notice to Agent from the Purchaser given prior to the time the Offer would otherwise have expired, and shall be promptly confirmed by the Purchaser in writing; provided that Agent may rely on and shall be authorized and protected in acting or failing to act upon any such notice even if such notice is not confirmed in writing or such confirmation conflicts with such notice. If at any time the Offer shall be terminated as permitted by the terms thereof, the Purchaser shall promptly notify Agent of such termination. For purpose of this agreement, an extension or subsequent offer period (an “Extension”) shall last up to 10 business days. Any Extension period exceeding 10 business days will incur additional fees commensurate with that extension or extensions.

11. DEPOSIT OF FUNDS. All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services under this Agreement (the “Funds”) shall be delivered to Computershare on or before 9:00 a.m. Eastern Standard Time on or about July 6, 2017, and held by Computershare as agent for the Purchaser and deposited in one or more accounts to be maintained by Computershare in its name as agent for the Purchaser. Until paid pursuant to this Agreement, Computershare may hold or invest the Funds in: (i) obligations of, or guaranteed by, the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Standard & Poor's Corporation (“S&P”) or Moody's Investors Service, Inc. (“Moody’s”), respectively, (iii) money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, or (iv) demand deposit accounts, short term certificates of deposit, bank repurchase agreements or bankers’ acceptances, of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall not be obligated to pay such interest, dividends or earnings to the Purchaser, any holder or any other party. Notwithstanding the preceding and for purposes of clarity, Purchaser directs Computershare, and Computershare agrees, to place the Funds in bank deposit account(s) for the term of this agreement.

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12. DISTRIBUTION OF ENTITLEMENTS

12.1 If, under the terms and conditions set forth in the Offer to Purchase, the Purchaser becomes obligated to accept and pay for Shares validly tendered, Purchaser shall:

a)	Provide Agent with a Notice of Acceptance in a form mutually agreed to by Agent and Purchaser

b)	Provide Agent with instructions to coordinate the transfer of the Shares purchased in a form mutually agreed to by Agent and Purchaser (the “Transfer of Shares”)

c)	Deposit with Agent sufficient federal or other immediately available funds to pay, subject to the terms and conditions of the Offer, all stockholders for whom payment for Shares are to be drawn, less any adjustments required by the terms of the Offer and all applicable tax withholdings (“Tender Consideration”),

12.2 Upon the Transfer of Shares and deposit of immediately available funds, Agent shall deliver or cause to be delivered to stockholders who have validly tendered their Shares (or such holders’ designated payees), consistent with this Agreement and the Letter of Transmittal, official bank checks, or other method as mutually agreed between Agent and Purchaser, in the amount of the applicable purchase price specified in the Offer (less any applicable tax withholding) for the Shares theretofore properly tendered and purchased under the terms and conditions of the Offer (the “Payment Event”). Tender Consideration must be received by Agent prior to 9:00 a.m. New York City time for Payment Event to commence on the same day that Tender Consideration is received by Agent. Agent will not be obligated to calculate or pay interest to any holder or any other party claiming through a holder or otherwise. At such time as the Purchaser shall notify Agent, Agent shall request the transfer agent for the Shares to cancel and retire all Shares purchased pursuant to the Offer.

ARTICLE II – INFORMATION AGENT SERVICES

Information Agent Services

1.	Services. Georgeson shall perform the information agent services described in the Schedule of Fees attached hereto as Exhibit D (such services, collectively, the “IA Services”).

2.	Fees. In consideration of Georgeson’s performance of the IA Services, the Purchaser shall pay Georgeson the amounts, and pursuant to the terms, set forth on the Schedule of Fees attached hereto as Exhibit D, together with the Expenses (as defined below). The Purchaser acknowledges and agrees that the Schedule of Fees shall be subject to a reasonable adjustment if the Purchaser requests Georgeson to provide services with respect to additional matters or a revised scope of work.

3.	Expenses. In addition to the fees and charges described in paragraphs (2) and 3(d) hereof, Georgeson shall charge the Purchaser, and the Purchaser shall be solely responsible, for the following costs and expenses (collectively, the “Expenses”):

a.	Costs and expenses incidental to the Offer, including without limitation the mailing or delivery of Offer materials;

b.	Costs and expenses relating to Georgeson’s work with its agents or other parties involved in the Offer, including without limitation charges for bank threshold lists, data processing, telephone directory assistance, facsimile transmissions or other forms of electronic communication;

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c.	Costs and expenses incurred by Georgeson at the Purchaser’s request or for the Purchaser’s convenience, including without limitation for copying, printing of additional and/or supplemental material and travel by Georgeson’s personnel;

d.	Any other costs and expenses authorized by the Purchaser during the course of the Offer, including without limitation those relating to advertising (including production and posting), media relations and analytical services; and

e.	All applicable taxes incurred in connection with the delivery of the IA Services or Expenses.

4.	Custodial Charges. Georgeson agrees to check, itemize and pay on the Purchaser’s behalf the charges of brokers and banks, with the exception of Broadridge Financial Solutions, Inc. (which will bill the Purchaser directly), for forwarding the Purchaser’s offering material to beneficial owners. The Purchaser shall reimburse Georgeson for such broker and bank charges in the manner described in the Fees & Services Schedule.

ARTICLE III – GENERAL PROVISIONS

1. ELIGIBILITY OF SHARES FOR PAYMENT

Other than as set forth in Exhibit B hereto, all Shares are eligible for payment regardless of any restrictive legend affixed thereupon or applicable thereto, any dissenter’s rights and any other restrictions on payment.

2. DEPOSIT OF FUNDS

2.1 All funds received by Computershare pursuant to this Agreement that are to be distributed or applied by Computershare in accordance with the terms of this Agreement (the “Funds”) shall be delivered to Computershare by 9:00 a.m. Eastern Time and in no event later than 12:00 p.m. Eastern Time on the Effective Time. Funding after 9:00 a.m. but before 12:00 p.m. on the Effective Time may cause delays in payments to be made on the Effective Time. Delivery of Funds on any day after 12:00 p.m. Easter Time will be subject to the terms of Article III, Section 4.4, below. Once received by Computershare, Funds shall be held by Computershare as agent for the Purchaser. Until paid or distributed in accordance with this Agreement, the Funds shall be deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Purchaser. Until paid pursuant to this Agreement, Computershare may hold or invest the Funds through such accounts in: (i) bank accounts, short term certificates of deposit, bank repurchase agreements, and disbursement accounts with commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.), (ii) Cash Management sweeps to AAA Fixed NAV money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, (iii) funds backed by obligations of, or guaranteed by, the United States of America, municipal securities, or (iv) debt or commercial paper obligations rated A-1 or P-1 or better by Standard & Poor's Corporation (“S&P”) or Moody's Investors Service, Inc. (“Moody’s”), respectively.

2.2 Computershare will only draw upon the Funds in such account as required from time to time in order to make the payments for old Shares and any applicable tax withholding payments.

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Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this Article III, Section 2, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Purchaser, any holder or any other party.

2.3 Computershare is acting as Agent hereunder and is not a debtor of the Purchaser in respect of the Funds.

2.4 In the case of late-day funding, which means delivery of Funds to Computershare after 12:00 p.m. Eastern Time on any day, regardless of whether such funding occurs prior to, or after, the Effective Time as set forth in Article III, Section 2.1 above (“Late-Day Funding”), Federal Deposit Insurance or other bank liquidity charges may apply in connection with the overnight deposit of Funds with commercial banks. The parties agree that any such charges assessed as a result of Late-Day Funding will be charged to the Purchaser and the Purchaser hereby agrees to pay such charges.

2.5 The Purchaser agrees to deliver funds by wire to the account listed on the attached Exhibit C, which may be amended in writing from time to time.

3. INTERNATIONAL CURRENCY EXCHANGE

Computershare at its option may offer its International Currency Exchange (“ICE”) Service (the “Service”) to certain shareholders whereby any such shareholder can elect to receive their payment in a currency other than U.S. Dollars, via a convenient and secure currency conversion service. This Service is voluntary and will only be utilized at the direction of the eligible shareholder electing such Service and agreeing to the terms and condition of the Service as described in the International Currency Exchange Registration Form included with a Letter of Transmittal and sent to eligible shareholders. Agent shall charge a fee to participants for processing. Purchaser will not incur fees resulting from this service.

4. DATE/TIME STAMP

Each document received by Agent relating to its duties hereunder shall be dated and time stamped when received.

5. TAX REPORTING

5.1 Agent shall prepare and file with the appropriate governmental agency and mail to each stockholder, as applicable, all appropriate tax information forms, including but not limited to Forms 1099-B, covering payments or any other distributions made by Agent pursuant to this Agreement during each calendar year, or any portion thereof, during which Agent performs services hereunder, as described in the Tax Instruction /Cost Basis Information Letter attached hereto as Exhibit A. Any Cost basis or tax adjustments required after the Effective Time will incur additional fees.

5.2 With respect to any surrendering stockholder whose TIN has not been certified as correct, Agent shall deduct and withhold the appropriate backup withholding tax from any payment made to such stockholder pursuant to the Internal Revenue Code. Agent shall forward such withholding taxes to the IRS with the appropriate required documentation customarily required to discharge the Purchaser’s applicable withholding obligation with respect to such transactions.

5.3 Should any issue arise regarding federal income tax reporting or withholding, Agent shall take such reasonable action as the Purchaser may reasonably request in writing. Such action may be subject to additional fees.

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6. AUTHORIZATIONS AND PROTECTIONS

As agent for the Purchaser hereunder, Agent and Georgeson, respectively:

6.1 Shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by Agent or Georgeson, as applicable, and the Purchaser;

6.2 Shall have no obligation to make any payment for Shares unless the Purchaser shall have provided the necessary federal or other immediately available funds to pay in full amounts due and payable with respect thereto;

6.3 Shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any certificates or the Shares represented thereby surrendered hereunder and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Tender;

6.4 Shall not be obligated to take any legal action hereunder; if, however, Agent or Georgeson, as applicable, determines to take any legal action hereunder, and where the taking of such action might, in such party’s judgment, subject or expose it to any expense or liability, Agent or Georgeson, as applicable, shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;

6.5 May rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to Agent and believed by Agent or by Georgeson, as applicable, to be genuine and to have been signed by the proper party or parties;

6.6 Shall not be liable or responsible for any recital or statement contained in the offer documents or any other documents relating thereto;

6.7 Shall not be liable or responsible for any failure of the Purchaser or any other party to comply with any of its covenants and obligations relating to the Tender, including without limitation obligations under applicable securities laws;

6.8 Shall not be liable to any holder of Shares for any property that has been delivered to a public official pursuant to applicable abandoned property law;

6.9 May, from time to time, rely on instructions provided by the Purchaser concerning the services provided hereunder. Further, Agent or Georgeson, as applicable, may apply to any officer or other authorized person of Purchaser for instruction, and may consult with legal counsel for Agent or Georgeson, as applicable, or Purchaser with respect to any matter arising in connection with the services provided hereunder. Agent and its agents and subcontractors shall not be liable and shall be indemnified by Purchaser under Article III, Section 8.2 of this Agreement for any action taken or omitted by Agent or Georgeson, as applicable, in reliance upon any Purchaser instructions or upon the advice or opinion of such counsel. Neither Agent nor Georgeson shall be held to have notice of any change of authority of any person, until receipt of written notice thereof from Purchaser;

6.10 May rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed;

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6.11 Either in connection with, or independent of the instruction term in Article III, Section 8.9 above, Agent or Georgeson, as applicable, may consult counsel satisfactory to such party (including internal counsel), and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by Agent or Georgeson, as applicable, hereunder in good faith and in reliance upon the advice of such counsel;

6.12 May perform any of its duties hereunder either directly or by or through agents or attorneys and neither Agent nor Georgeson shall be liable or responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care hereunder; and

6.13 Is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

7. REPRESENTATIONS AND WARRANTIES

7.1	Agent. Agent represents and warrants to Purchaser that:
	(a)	Governance. Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement; and

	(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Agent has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Agent enforceable against Agent in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Agent, (iii) Agent’s incorporation documents or by-laws, or (iv) any material agreement to which Agent is a party.

7.2	Purchaser. Purchaser represents and warrants to Agent that:
	(a)	Governance. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and it has full power, authority and legal right to enter into and perform this Agreement;

	(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Purchaser is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Purchaser, (iii) Purchaser’s incorporation documents or by-laws, (iv) any material agreement to which Purchaser is a party, or (v) any applicable stock exchange rules; and

	(c)	Securities Laws. Registration statements under the Securities Act of 1933, as amended (“1933 Act”), and the Securities Exchange Act of 1934, as amended (“1934 Act”), have been filed and are currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all Shares being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act, 1934 Act and state securities laws; Purchaser will immediately notify Agent of any information to the contrary.

Depositary and IA Agent Agreement 4617	Page 11

	(d)	Shares. The Shares issued and outstanding on the date hereof have been duly authorized, validly issued and are fully paid and are non-assessable; and any Shares to be issued hereafter, when issued, shall have been duly authorized, validly issued and fully paid and will be non-assessable.

7.3	Georgeson. Georgeson represents and warrants to Purchaser that:
	(a)	Governance. Information Agent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full power, authority and legal right to execute, deliver and perform this Agreement; and

	(b)	Compliance with Laws. The execution, delivery and performance of this Agreement by Georgeson has been duly authorized by all necessary action, constitutes the legal, valid and binding obligation of Georgeson enforceable against Georgeson in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Georgeson is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Georgeson, (iii) Georgeson’s incorporation documents or by-laws, or (iv) any material agreement to which Georgeson is a party.

8. INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1 Liability. Agent and Georgeson shall only be liable, severally and not jointly, for any loss or damage determined by a court of competent jurisdiction to be a result of Agent’s or Georgeson‘s respective gross negligence or willful misconduct; provided that any respective liability of Agent and Georgeson will be limited in the aggregate of two (2) times the amounts paid hereunder by Purchaser to Agent or Georgeson, respectively, as fees and charges, but not including reimbursable expenses.

8.2 Indemnity. Purchaser shall indemnify and hold Agent and Georgeson harmless from and against, and neither Agent nor Georgeson shall be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or attributable to Agent’s or Georgeson’s respective duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this Agreement, except for any liability of Agent or Georgeson as set forth in Article III, Section 8.1 above.

9. DAMAGES

Notwithstanding anything in this Agreement to the contrary, no party shall be liable to any other for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

10. CONFIDENTIALITY

10.1 Definition. “Confidential Information” shall mean any and all technical or business information relating to a party, including, without limitation, financial, portfolio holdings, marketing and product development information, shareholder data (including any non-public information of such shareholder), proprietary information, the existence of the tender offer until it is publicly announced, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates). Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

Depositary and IA Agent Agreement 4617	Page 12

10.2 Use and Disclosure. All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care. Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party's prior consent. However, each party may disclose relevant aspects of the other party's Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law. Without limiting the foregoing, each party will implement such physical and other security measures and controls which are designed to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information. To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Article III, Section 10.

10.3 Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Agent or Georgeson, as applicable, for shareholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order. Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

10.4 Unauthorized Disclosure. As may be required by law and without limiting any party's rights in respect of a breach of this Article III, Section 10, each party will promptly:

(a)	notify the other party in writing of any unauthorized possession, use or disclosure of the other party's Confidential Information by any person or entity that may become known to such party;

(b)	furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)	use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

10.5 Costs. Each party will bear the costs it incurs as a result of compliance with this Article III, Section 10.

11. TERMINATION

11.1 The Agent or the Purchaser may, with respect to the depositary services, terminate this Agreement upon 30 days prior written notice to the other party. Unless so terminated, this Agreement shall continue in effect until all Shares have been received and paid for, or until the final delivery of all consideration(s) to the appropriate states as unclaimed property. In the event of such termination, the Purchaser will appoint a successor agent and inform Agent of the name and address of any successor agent so appointed, provided that no failure by the Purchaser to appoint such a successor agent shall affect the termination of this Agreement or the discharge of Agent as agent hereunder. Upon any such termination, Agent shall be relieved and discharged of any further responsibilities with respect to its duties hereunder. Upon payment of all outstanding fees and expenses hereunder, Agent shall promptly forward to the Purchaser or its designee any unpaid Tender Consideration deposited with Agent pursuant to Article III, Section hereof.

Depositary and IA Agent Agreement 4617	Page 13

11.2 Information Agent. Either Georgeson or the Purchaser may, with respect to the IA Services, terminate this Agreement upon 30 days prior written notice to the other party. Unless so terminated, this Agreement shall, with respect to IA Services continue in effect for the term of the Offer and any extension thereof, and shall terminate upon the final expiration of the Offer.

11.3 Notices of termination delivered pursuant to Article III, Section 11.1, above, will not be deemed to terminate IA Services. Likewise, termination pursuant to Article III, Section 11.2, above, will not be deemed to terminate depositary services.

12. COMPENSATION AND EXPENSES

12.1 The Purchaser shall pay to Agent and to Georgeson, respectively, compensation in accordance with the fee schedules attached hereto as Exhibit D, together with reimbursement for reasonable fees and disbursements of counsel, regardless of whether any Shares are surrendered to Agent, for Agent’s services as agent hereunder, and for Georgeson’s services as information agent hereunder.

12.2 The Purchaser shall be charged for certain expenses advanced or incurred by Agent and Georgeson in connection with the performance of their respective duties hereunder. Such charges include, but are not limited to, stationery and supplies, such as checks, envelopes and paper stock, as well as any disbursements for telephone and document creation and delivery. While both Agent and Georgeson endeavor to maintain such charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include handling charges to cover internal processing and use of Agent’s and Georgeson’s billing systems.

12.3 If any out-of-proof condition caused by Purchaser or any of its prior agents arises during any terms of this agreement, Purchaser will, promptly upon Agent’s request, provide Agent with funds or shares sufficient to resolve the out-of-proof condition.

12.4 All amounts owed to Agent and Georgeson hereunder are due within thirty (30) days of the invoice date. Delinquent payments are subject to a late payment charge of one and one half percent (1.5%) per month commencing forty-five (45) days from the invoice date. The Purchaser agrees to reimburse Agent and Georgeson for any attorney’s fees and any other costs associated with collecting delinquent payments.

12.5 The parties hereto agree that in the event that Agent and Georgeson commence performance under this Agreement, which performance may include, inter alia, initial project set-up activity, balancing and reconciliation, loading files, preparing letters of transmittal or other documents, as applicable, but the transaction contemplated hereunder is not initiated for any reason, the Purchaser agrees to pay, in any event, the Project Management fee and the IA Services base fee, set forth in Exhibit D, attached hereto. In addition, the Purchaser agrees to pay any expenses incurred by the Agent in connection with the services hereunder, up to and including the date on which Agent receives written notice of termination pursuant to Article III, Section 11 hereof.

12.6 Following initiation and notice of termination of this Agreement for any reason, the Purchaser hereby agrees to pay on or before the effective date of such termination (a) all fees earned and expenses set forth on the attached Exhibit D incurred by Agent through and including the date of such termination, including, in any event, the Project Management Fee, and (b) all costs and expenses associated with the movement of records, materials, and services to Purchaser or the successor agent, including all reasonable expense.

Depositary and IA Agent Agreement 4617	Page 14

12.7 Purchaser is responsible for all taxes, levies, duties, and assessments levied on services purchased under this Agreement (collectively, “Transaction Taxes”). Computershare is responsible for collecting and remitting Transaction Taxes in all jurisdictions in which Computershare is registered to collect such Transaction Taxes. Computershare shall invoice Purchaser for such Transaction Taxes that Computershare is obligated to collect upon the furnishing of services provided hereunder. Purchaser shall pay such Transaction Taxes according to the terms in Section 12.1, above. Computershare shall timely remit to the appropriate governmental authorities all such Transaction Taxes that Computershare collects from Purchaser. To the extent that Purchaser provides Computershare with valid exemption certificates, direct pay permits, or other documentation that exempts Computershare from collecting Transaction Taxes from Purchaser, invoices issued for services hereunder provided after Computershare’s receipt of such certificates, permits, or other documentation will not reflect exempted Transaction Taxes. Computershare is solely responsible for the payment of all personal property taxes, franchise taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to Computershare’s personnel, and taxes based on Computershare’s net income or gross revenues relating to services provided hereunder.

13. ASSIGNMENT

Neither this Agreement nor any rights or obligations hereunder may be assigned by Purchaser, Georgeson, or Agent without the written consent of the other party; provided, however, that Agent may, with written notice but without further consent of Purchaser, assign any of its rights and obligations hereunder to any affiliated agent registered under Rule 17Ac2-1 promulgated under the 1934 Act.

14. SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES

14.1 Subcontractors. Agent may, without further consent of Purchaser, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g. lost shareholder searches, escheatment, telephone and mailing services); provided, however, that Agent shall be as fully responsible to Purchaser for the acts and omissions of any subcontractor as it is for its own acts and omissions.

14.2 Unaffiliated Third Parties. Nothing herein shall impose any duty upon Agent in connection with or make Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Article III, Section 14.1 of this Agreement) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Agent selected such company, Agent exercised due care in selecting the same.

15. MISCELLANEOUS

15.1 Notices. All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, shall be deemed effective on the date of receipt, and may be sent by overnight delivery services, or by certified or registered mail, return receipt requested to:

If to the Purchaser:	with an additional copy to:

Delaware Investments Dividend and Income	Daniel V. Geatens
Fund, Inc.	Vice President
2005 Market Street	2005 Market Street
Philadelphia, PA 19103	Philadelphia, PA 19103

Depositary and IA Agent Agreement 4617	Page 15

Attn: Michael E. Dresnin, Esq.	Tel: 215-255-1664
Tel: 215-255-1511	Fax: 215-255-1195
Fax: 215-255-1640	Daniel.Geatens@macquarie.com
Michael.dresnin@macquarie.com

Invoice for Fees and Services (same as the above).

If to Agent (as applicable):	with an additional copy to:

Computershare Inc.	Computershare Inc.
480 Washington Blvd, 29th Floor	250 Royall Street
Jersey City, NJ 07310	Canton, MA 02021
Attn: Corp Actions Relationship Manager	Attn: Legal Department
Or
Computershare Inc.
250 Royall Street
Canton, MA 02021
Attn: Corp Actions Relationship Manager

If to Georgeson:	with an additional copy to:

Georgeson LLC	Georgeson LLC
1290 Avenue of the Americas, 9th Floor,	480 Washington Blvd, 29th Floor
New York, NY 10104	Jersey City, NJ 07310
Attn: Relationship Manager	Attn: Legal Department

15.2 No Expenditure of Funds. No provision of this Agreement shall require Agent or Georgeson, as applicable, to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

15.3 Publicity. No party shall issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the Services to be provided hereunder without obtaining the prior written approval of the other party, which may be withheld in the other party’s sole discretion; provided that Agent and Georgeson may each use Purchaser’s name in their respective customer lists or otherwise as required by law or regulation and Purchaser can use Agent’s name and telephone number in regulatory required press releases.

15.4 Successors. All the covenants and provisions of this Agreement by or for the benefit of Purchaser or Agent and Georgeson, as applicable, shall bind and inure to the benefit of their respective successors and assigns hereunder.

15.5 Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the Board of Directors of Purchaser.

15.6 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Depositary and IA Agent Agreement 4617	Page 16

15.7 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law. The parties irrevocably, (a) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (c) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby. Neither Agent nor Georgeson shall be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. Agent and Georgeson may each consult with foreign counsel, at Purchaser’s expense, to resolve any foreign law issues that may arise as a result of Purchaser or any other party being subject to the laws or regulations of any foreign jurisdiction.

15.8 Force Majeure. Notwithstanding anything to the contrary contained herein, neither Agent nor Georgeson shall be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

15.9 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Agent, Georgeson, Purchaser and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

15.10 Survival. All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

15.11 Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in (a) this Agreement, (b) any exhibits or attachments hereto, and (c) the Offer to Purchase, the terms and conditions of the Offer shall control, except with respect to Agent’s obligations, duties, liabilities, and rights, including without limitation compensation and indemnification, which shall be controlled by the terms contained in this Agreement.

15.12 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

15.13 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

15.14 Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

15.15 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Depositary and IA Agent Agreement 4617	Page 17

[The remainder of this page has been intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of Effective Date hereof.

DELAWARE INVESTMENTS DIVIDEND AND INCOME FUND, INC.

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A., and
COMPUTERSHARE INC.,

On behalf of both entities

By:
Name:
Title:

GEORGESON LLC

By:
Name:
Title:

Depositary and IA Agent Agreement 4617	Page 18

Exhibit A	Tax Instruction and Cost Basis Information Letter
Exhibit B	List of affiliates, Ineligible Shares, and Plans
Exhibit C	Wire Instructions
Exhibit D	Schedule of Fees

Depositary and IA Agent Agreement 4617	Page 19

EXHIBIT A

Tax Reporting Instructions

Pursuant to the Emergency Economic Stabilization Act of 2008, financial intermediaries such as Computershare must report cost basis for certain types of securities acquired after January 1, 2011 to both security holders and the IRS. In preparation for the year-end tax reporting to be performed by Computershare under our service agreement for the corporate actions event described in Section 1 of this agreement, please (a) complete the below Tax and Cost Basis package and (b) provide us with the pertinent issuer statement (i.e., hard copy or website link requested in Section 3 below) as required of issuers under Internal Revenue Code Section 6045B and the underlying Treasury regulations.

In the event that you have not yet produced the issuer statement, kindly provide us with the requisite information at your earliest convenience when completed. You may find it helpful to refer to the below link on the IRS website for some background information regarding the issuer’s obligation to produce the issuer statement.

http://www.irs.gov/uac/Form-8937,-Report-of-Organizational-Actions-Affecting-Basis-of-Securities

Please review, complete, execute and return the below Tax Letter and either the Cost Basis word document or the Form 8937, attached documents via e-mail. By requesting cost basis information, Computershare has fulfilled its regulatory obligation. Failure to provide correct basis information may result in a liability to you as an issuer, but if we can provide additional details, please feel free to call upon us.

Additional information may be required based on the completion of the information provided below.

Year End Tax Reporting Package

Section 1 – Client Information

Computershare cannot provide tax advice for purposes of completing this worksheet. Please consult your tax counsel to determine your respective tax reporting requirements. Computershare defines Constructive Receipt reporting as taxable to the holder as of the effective date of the transaction, regardless of if the holder exchanges or not. Furthermore we consider Non Constructive Receipt as taxable to the holder when they perform the exchange, regardless of the year. Please note residents or holders that are uncertified, and reside in the state of CA will be withheld an additional 7% which will be remitted to the state of CA.

Client Name: ____Delaware Investments Dividend & Income Fund, Inc. ___________

Tax ID/EIN: _____232713064________________________________________________________

Issue Description/Type:_____Tender Offer______________________________________________

CUSIP Number(s):_________245915103_______________________________________________

Will you require Computershare to perform tax reporting services for this transaction?

X  ☐ Yes                                     ☐ No***

***If you mark the above box “No”, an explanation of how the proceeds will be tax reported is required. Please provide this explanation in Section 4 where it indicates “Is any additional reporting/non reporting required (specify below)?”

Depositary And IA Agent Agreement 4617	Page 1

Section 2 – Type(s) of Reporting

2.A – Fair Market Value reporting

If 2.A is not applicable, please check here and move to 2.B ☐  X

Will you require Computershare to perform Fair Market Value tax reporting for any shares issuable pursuant to our services for this transaction?

Yes ☐                                          No ☐

If yes, at what rate per share $_____________

Will proceeds be reported on Form 1099-B?

Yes ☐                                          No ☐

If not, please indicate on what form(s) it should be reported: ______________

Fair market value reporting is performed on a constructive receipt basis. Cash proceeds received in addition to share consideration (such as principal payment and/or cash in lieu of fractional share) would also be reported on a constructive receipt basis.

Are the shares subject to backup withholding? (Uncertified accounts would be subject to a lowered share amount upon exchange due to withholding of shares to satisfy remittance to the IRS):

Yes ☐                                          No ☐

=If yes, Computershare is hereby authorized by the issuer to sell the appropriate number of shares from each shareholder’s share entitlement to cover all applicable tax withholding obligation. Withholding obligation is due on effective date.

Will all newly issued shares have the FMV rate as their Cost Basis OR will we maintain the original Cost Basis of the shares?

Effective Date Cost Basis ☐                            Original Basis ☐

2.B – Principal payment / cash in lieu of fractional shares

If 2.B is not applicable, please check here and move to 2.C ☐

Will you require Computershare to perform 1099-B tax reporting services for cash issued pursuant to this transaction?

Yes ☐ X                                       No ☐

If yes, please indicate further instructions below:

Constructive Receipt reporting ☐                       Non Constructive Receipt reporting ☐ X

Was there a cash in lieu payment for fractional shares made to holders?

Yes ☐                                          No ☐ X

Depositary And IA Agent Agreement 4617	Page 2

If yes, will it be reported on Form 1099-B?

Yes ☐                                          No ☐

If not, please indicate on what form(s) it should be reported: ___N/A___________

If reporting is required, please indicate further instructions below:

Constructive Receipt reporting  ☐            Non Constructive Receipt reporting  ☐

Shareholder accounts without certified TIN, EIN or foreign status will be subject to tax backup withholding at applicable tax withholding in accordance with IRS rules and regulations.

2.C – Dividend Reporting (including accrued dividends for unexchanged accounts)

If 2.C is not applicable, please check here and move to 2.D X

Will you require Computershare to perform 1099-DIV/1042-S tax reporting services for this transaction?

Yes ☐                                          No ☐

If yes, when are they taxable to the holder?

Constructive Receipt reporting ☐                       Non Constructive Receipt reporting ☐

If you require 1099-DIV/1042-S reporting (other than accrued and unpaid dividends as outlined below), please provide specific details below so additional instructions can be requested as necessary.

Are dividends to accrue on the shares issuable to unexchanged holders?

Yes ☐                                          No ☐                                 Not Applicable ☐

If you require 1099-DIV/1042-S reporting on any future accrued dividend that may be paid after the effective date of the transaction, then please indicate if the accrued dividend payment will be Constructive Receipt or Non-Constructive Receipt below. (Please note, unless otherwise indicated, accrued dividends will be reported on a Non-Constructive Receipt basis.):

Constructive Receipt reporting ☐                       Non Constructive Receipt reporting ☐

Withholding Tax:
Is IRS backup withholding required?	Yes ☐	No ☐
Is IRS Non-Resident withholding required?	Yes ☐	No ☐

2.D – Additional reporting

If 2.D is not applicable, please check here and move to Section 3 ☐ X

Does any of the following reporting need to be performed by Computershare?

          1099-INT ☐   1099-OID ☐   1099-MISC ☐

If you selected 1099-INT, 1099-OID or 1099-MISC above, please complete the below. Specify which box on the Form should be used for reportable amounts:

Depositary And IA Agent Agreement 4617	Page 3

Reporting Box for 1099-INT: ______________________________________________________________

Reporting Box for 1099-OID: _____________________________________________________________

Reporting Box for 1099-MISC: ____________________________________________________________

Constructive Receipt reporting ☐                       Non Constructive Receipt reporting ☐

Section 3 – Cost Basis

Please provide a copy of the Issuer Statement (IRS Form 8937) or link to where the Tax & Cost Basis information can be found. If you are unable to provide the link or information pertaining to the Issuer Statement, you must answer the questions below.

What are the Tax & Cost Basis implications due to this Corporate Action? Please include the details of any calculation that needs to be applied to existing cost basis.

N/A

Section 4 – Additional Information

Did any of the following corporate changes occur during the same year in which this corporate action took place?

a) Name Change?	Yes ☐	No ☐ X
b) Tax Id Number Change?	Yes ☐	No ☐ X
c) CUSIP Number Change?	Yes ☐	No ☐ X
d) Cash Liquidating Distribution	Yes ☐	No ☐ X
e) Non-Cash Liquidating Distribution	Yes ☐	No ☐ X
f) Sale of Rights payment	Yes ☐	No ☐ X

Is any additional reporting/non reporting required (specify below)?
N/A

Is any additional withholding required (specify below)?
N/A

Depositary And IA Agent Agreement 4617	Page 4

If Computershare does not receive the completed tax letter by the expiration of the offer /effective date of the exchange, we will report taxes on our system using our standard, default tax terms – which would be for the year the holder exchanges and is paid (Non-Constructive Receipt) for principal, cash-in-lieu and dividends with no Fair Market Value (FMV) reporting on shares. In the event that the tax letter is provided after the job calculation has been run on our system with tax reporting requirements other than our standard, default tax terms, Computershare will charge applicable fees to cover any programming charges to update the tax parameters.

Computershare will perform form suppression on de minimis reporting for the following: on 1099-B tax forms less than $20 in principal income if no withholding; 1099-DIV tax forms less than $10 in dividend income if no withholding.

Computershare will not be liable for any IRS penalties resulting from any changes to the instructions that will alter our initial tax reporting instructions.

Depositary And IA Agent Agreement 4617	Page 5

Exhibit B

LIST OF AFFILIATES

Shareholder	Certificate Numbers of Old Shares	Disposition

SHARES INELIGIBLE FOR EXCHANGE

Shareholder	Certificate Numbers of Old Shares	Disposition

PLANS AFFECTED BY THIS EXCHANGE

Plan Name	Plan Administrator	Disposition

Depositary And IA Agent Agreement 4617	Page 6

EXHIBIT C

WIRE INSTRUCTIONS

PLEASE WIRE ALL FUNDS RELATED TO THIS TRANSACTION USING THE FOLLOWING
INSTRUCTIONS:

Bank Name:	BNY Mellon
Account Name:	CSS LLC AAF Corporate Actions Funding
Account Number:	1361721
ABA Routing Number:	043000261
Ref: COY-DDF

IF YOU HAVE ANY QUESTIONS, OR NEED ADDITIONAL INFORMATION PLEASE CALL ME.

MICHAEL BATTISTA
RELATIONSHIP MANAGER
CORPORATE ACTIONS
T 201-680-3285

EXHIBIT D

Depositary And IA Agent Agreement 4617	Page 7

SCHEDULE OF FEES
Computershare
To Serve As Depositary,
and
Georgeson as Information Agent, In Connection With
Delaware Investments Dividend and Income Fund, Inc.
Self-Tender Offer

A. FEES FOR SERVICES*

Depository Services
Project Management	$15,000.00
Per Tender processed	$15.00
Per Special Handling Presentation	$20.00
Per Guarantee of Delivery or withdrawal	$12.00
Calculating pro-rata items, each	$6.50
Per extension or subsequent offering period, if applicable	$3,500.00
Midnight Expiration	$5,000.00
Information Agent Services
Base Services	$6,500.00
Dedicated Toll-Free Number, Call Center Staffing and Training	Included
Outbound communications to Registered/Retail Holders	$6.50 per call
Inbound communications to call center	$2.95 per minute
Per extension or subsequent offering period, if applicable	$1,000.00
*The above fees exclude expenses and assume the use of Computershare’s standard Agency Agreement and Letter of Transmittal. We agree that in the event that the transaction and/or your services are begun but not completed for any reason, the above Project Management and Base Services fees will be charged, plus the expense associated with work performed up to the point Computershare/Georgeson LLC is notified. This fee schedule is based upon information provided to date and may be subject to change. This pricing is valid for 90 days. Thereafter it may be subject to revision. CRM#XXXXXXXXXX

B. SERVICES COVERED

DEPOSITARY - Tender Offer

■	Designating an operational team to carry out Depositary duties
■	Reviewing the Depositary Agreement and other legal documents
■	Interfacing with Georgeson (Info Agent), as necessary
■	Reviewing the Communication Package (i.e., Letter of Transmittal (LT), enclosure letters and other documentation
■	Converting the Purchaser shareholder files to Computershare’s corporate actions system

Depositary And IA Agent Agreement 4617	Page 8

■	Coordinating tender offer with The Depository Trust and Clearing Corporation to facilitate tenders from brokers and street shareholders
■	Receiving, opening and processing returned LTs
■	Curing defective LTs, including telephoning and writing shareholders in connection with unsigned or improperly executed LTs
■	Canceling surrendered certificates
■	Tracking and reporting the number of shares submitted and the submitting shareholders, as follows: Agent shall forward up to 10 reports of tender activity by email beginning the last 2 weeks before the expiration to each of the parties named below as to the following information, based upon a preliminary review as of the close of business on the preceding business day: (i) the number of Shares tendered; (ii) the number of Shares tended represented by certificates physically held by Agent; (iii) the number of Shares represented by Notices of Guaranteed Delivery; (iv) the number of Shares withdrawn; and (v) the cumulative totals of Shares in categories (i) through (iv) above. At the expiration of the offer Agent shall provide a master lists of Shares elected, including a complete list of the electing stockholders. Agent can furnish to the Purchaser, upon reasonable request, additional daily or inter-day ad hoc reports, for an additional fee of $100.00 per report.
■	Calculating and issuing checks at the completion of the tender period, assuming receipt of properly executed Letters of Transmittal and surrender of shares
■	Issuing tax forms and filing tax information with the IRS, as required
■	Enclosing and mailing checks, Forms 1099-B and letters or notices to shareholders
■	Replacing checks alleged to have been lost or destroyed

INFORMATION AGENT – TENDER OFFER

BASE SERVICES

■	Advance review of Offer documents
■	Strategic advice relating to the Offer
■	Coordination of tombstone advertisement placement in newspapers (cost for advertisement additional and dependent upon newspaper and size of advertisement)
■	Dissemination of Offer documents to bank and broker community
■	Communication with bank and broker community during Offer period
■	Outreach to Professional Investors and creation of Investor Contact Listing upon request
■	Communication with Depositary Agent to monitor progress of the offer
■	Provide progress updates to the advisory team

ADDITIONAL/SUPPLEMENTAL SERVICES

■	Dedicated Toll-Free Number, Call Center Staffing and Training
■	Outbound communications to Registered/Retail Holders
■	Inbound communications to call center

NOTE: The foregoing fees are exclusive of Expenses and custodial charges as described in paragraphs Article II, Sections 3 and 4 of this Agreement.

Depositary And IA Agent Agreement 4617	Page 9

C. ITEMS NOT COVERED

■	All expenses such as ad hoc reports, printing, checks, postage, stationery, wire transfers, etc. (these will be billed as incurred)

D. ASSUMPTIONS

■	Fee schedule based upon information known at this time about the transaction
■	Significant changes made in the terms or requirements of this transaction could require modifications to this Fee schedule
■	Fee schedule assumes the use of Computershare’s standard legal agreement and Letter of Transmittal

Depositary And IA Agent Agreement 4617	Page 10